Exhibit 99.1

The ADT Corporation Announces the Closing of the Previously Announced Transaction with

Protection 1, an Affiliate of Certain Funds Managed By Affiliates of Apollo Global

Management, LLC

CHICAGO, NEW YORK and BOCA RATON, Fla., May 2, 2016 — The ADT Corporation (NYSE: ADT) (“ADT”), a leading provider of monitored security, interactive home and business automation and related monitoring services in the United States and Canada, today announced the successful completion of the previously announced transaction with Protection 1, an affiliate of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO).

On February 16, 2016, ADT and Prime Security Services Borrower, LLC (with its subsidiaries, “Protection 1”), a leading full-service business and home security company in the United States also owned by the Apollo Funds, announced that ADT and Protection 1 had entered into a merger agreement whereby upon completion of the transaction, ADT stockholders were entitled to receive $42.00 per share in cash in exchange for their shares of ADT common stock, which when combined with Protection 1, represents an aggregate transaction value of approximately $15 billion.

As a result of the transactions, ADT’s common stock is no longer trading on the New York Stock Exchange, effective today, and will be delisted. As previously announced, the headquarters of the combined company will remain in Boca Raton, FL, and the combined company will operate primarily under the ADT brand.

“We are enthusiastic about the combined potential of two of the most respected firms in the industry residing under one brand, ADT,” said Timothy J. Whall, CEO of the combined business. “Protection 1 has long been known for its customer service, its ability to grow organically and through key acquisitions and today, we combine those strengths with ADT’s brand presence and expertise to form a new ADT in a move that will create the most significant customer offering in the industry in both the residential and commercial sectors, with customers as the ultimate benefactors of this partnership. I look forward to leading this new, powerful brand. Going forward, we will provide market leading products and services, all fueled by innovation and differentiated customer service.”

“We are pleased that our efforts to build ADT into a business with strong foundations have enabled us to maximize value for our stockholders,” said Naren Gursahaney, former President and CEO of ADT. “I thank our talented and dedicated associates for their hard work and contributions that have made ADT a leader in the security and alarm monitoring services business and that have positioned ADT for this favorable outcome, and also thank our customers for their continued loyalty and support.”

“We are thrilled about the completed acquisition of ADT which will enhance our funds’ position in the large and growing electronic security monitoring and home automation sector,” said Marc Becker, Senior Partner at Apollo. “We look forward to working alongside the Company’s dedicated employees and business partners to drive innovation and support future growth.”

Goldman, Sachs served as lead financial advisor to ADT and BofA Merrill Lynch also served as financial advisor to ADT. Barclays, Deutsche Bank, Citigroup Global Markets Inc. and RBC Capital Markets, LLC served as financial advisors to Apollo and Protection 1 and provided debt financing. PSP Investments Credit USA LLC also provided debt financing. An affiliate of Koch Equity Development LLC, the investment and acquisition subsidiary of Koch Industries, Inc. (“Koch”), provided $750 million of preferred equity financing. Simpson Thacher & Bartlett LLP served as legal advisor to ADT. Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal advisor to Protection 1 and Apollo. Milbank, Tweed, Hadley & McCloy LLP served as legal advisor to Koch.

About ADT

The ADT Corporation is a leading provider of security and automation solutions for homes and businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to over 6.5 million customers and employs approximately 17,000 people at 200 locations. More information is available at www.adt.com.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $170 billion as of December 31, 2015 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, visit www.agm.com.

About Protection 1

Protection 1 was acquired by Prime Security Services Borrower, LLC in mid-2015 as the flagship for Apollo’s entrance into the alarm monitoring services industry, with a simultaneous acquisition of ASG Security, which has been effectively integrated into Protection 1. Protection 1 is a premier full-service business and home security company in the U.S. that provides installation, maintenance, and monitoring of single-family home security systems, business security systems and multi-family security systems. Protection 1 serves over 2 million customers and employs over 4,000 people in more than 90 office locations and five UL Certified monitoring centers across the country. For more information about Protection 1, visit www.P1newsroom.com.

Media Contacts

For Apollo Global Management:

Apollo Global Management, LLC

Gary M. Stein, 212-822-0467

Head of Corporate Communications

gstein@apollolp.com

or

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com

For Protection 1:

Jennifer Webb, 212-221-1616

Coltrin & Associates

Jennifer_webb@coltrin.com

For ADT:

Jason Shockley, 561-322-7235

Vice President, Corporate Communications

jshockley@adt.com